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                   USA INTERCONNECTIVITY AND SUPPORT AGREEMENT

THIS AGREEMENT is made on October 12, 1998

BETWEEN OZEMAIL INTERLINE PTY LIMITED (ACN 078 742 891) of Level 1, OzEmail Center, 39 Herbert Street, St Leonards, New South Wales, Australia ("OZI").

AND TELTRAN INTERNATIONAL GROUP, LTD of One Penn Plaza, Suite 4632, New York, NY 10119 ("Teltran").

BACKGROUND

A.       OZI has acquired the System.

B. OZI is seeking service providers to operate a service using the System in other countries and to join with it in providing a worldwide service comprised of interconnected Systems.

C. Teltran has applied to become a service provider in respect of the System and OZI has agreed to admit it on the terms of this Agreement.

D. Under that System, a potential user in a particular region uses the VIN Hardware Teltran installed in the Territory to transmit data. Teltran notifies OZI of the intended destination of the data. OZI provides routing information sufficient to enable Teltran to route the data over IP Networks (including the Internet) to a Participant (as defined below) in the distant location who receives the data to be processed further and facilitates the data Termination.

E. The Parties have entered into this Agreement to record their agreement in respect of operating a service using the System.

F. Simultaneous herewith the parties will enter into the Licence Agreement to record their agreement in respect of the intellectual property in relation to the System.

OPERATIVE PROVISIONS

1.       DEFINITIONS AND INTERPRETATION

1.1      Unless the context otherwise requires:

         Agreement means this Agreement, and all schedules attached to this Agreement, as amended from time to time;

         Associate means, with reference to a specified Person, a Person who directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, that Person;

         Call means voice call data and/or fax transmitted and received by using the VIN Hardware and the Service;

         A Closed Group exists where the Service has been supplied for private use by a Person and parties related to it. Guidelines will be issued by OZI from time to time, principally for the internal routing of Calls within the Closed Group and without allowing the public general access to such a system for use as a public routing service in the ordinary course of business;

         Confidential Information means all information passing from one Party to the other Party relating to the business of the disclosing Party or any other Person who has contracted with OZI to terminate and/or originate Calls, including trade secrets, drawings, know-how, techniques, source and object code, business and marketing plans and projections, arrangements and Agreements with third parties, customer information and customer information proprietary to customers, formulae, suppliers, customer lists, concepts not reduced to material form, designs, plans, and models but excludes information:

         (a) which is in or becomes part of the public domain other than through breach of this Agreement;

         (b) which the receiving Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the disclosing Party or its representatives; or

         (c) which the receiving Party acquires from a third party entitled to disclose it free of obligations of confidentiality; or

         (d) which the receiving Party is obliged by law to disclose provided that reasonable prior


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                  notice is given to the disclosing Party.

         Control means, in relation to a body corporate, the power of a Person directly or indirectly, to secure:

                  (a) by means of the holding of shares or the possession of voting power (either at director or shareholder level) in or in relation to that or any other body corporate;

                  (b) by virtue of any powers conferred by the Articles of Association or other document regulating that or any other body corporate,

         that the affairs of the first mentioned body corporate are conducted in accordance with the wishes of that Person;

         Control Node means the controlling hardware and software which provides information to the VIN Hardware through the Network for routing of Calls and, in some cases, billing information.

         Customer means a Person who is provided with a personal identifier number by a Participant or who is otherwise authorised by a Participant to make Calls using the Service.

         Dollar and $ means a United States Dollar;

         Documentation means all system manuals and user manuals to be provided by OZI under this Agreement. Documentation includes the Operations Manual;

         Intefrnet means any combination of interconnected Systems, including

         Internet, intranet or extranet, used by the OZI and Participants for the delivery of the Service including all existing protocols (such as ATM, frame relay, TCP/IP, voice over IP) and all new and/or modified protocols which may be developed and/or implemented during the Term;

         Licence Agreement means the intellectual property licence agreement to be entered into between OZI and Teltran on the date of this Agreement substantially in the form attached as Schedule 4;

         Licensed Rights means the licences and rights granted to Teltran pursuant to the Licence Agreement;

         Network means any packet switched network, including the Internet and networks based on ATM or frame relay;

         Operations Manual means the documents referred to in Schedule 1 as amended from time to time pursuant to Clause 10;

         OZI Software means the software licensed to Teltran pursuant to the Licence Agreement as defined in that Agreement;

         Reseller means any Person appointed by Teltran to promote the Service in the Territory in accordance with Clause 7 of this Agreement;

         Participant means any of OZI, Teltran and other Persons who have contracted with OZI or an affiliate to terminate and originate Calls and the Participants means all those Participants;

         Party means either Teltran or OZI and Parties means both of them;

         Person includes an individual, company, corporation, partnership, government or government agency, authority or entity however designated or constituted;

         Port means a fully functional port on a VIN available for use as part of the Service;

         PSTN means public switched telephone network;

         Service means the routing and carriage of Calls from origination to Termination across a Network as contemplated by this Agreement, or, as the context requires, that part of the Service for which OZI alone is responsible;

         Service Fee is the fee defined in clause 6;

         System means a combination of VIN Hardware and OZI Software to be provided by OZI to Teltran under this Agreement and/or the Licence Agreement, which, when used in concert with each other, will facilitate Calls to be originated, carried, routed and Terminated via Networks;

         Term means the period from the date of this Agreement until its expiry or earlier termination;

         Termination in relation to a Call means that part of the Service which involves attempting to secure a connection between the VIN Hardware to which the Call has been routed and the Call's ultimate destination (via a PSTN if applicable) and carrying that Call in its entirety between those two points once that connection is established. To Terminate a Call has a corresponding meaning. Termination Point, in relation to a Call, means the Call's ultimate dialled destination;

         Termination Fee is defined in Clause 6.6;

         Termination Tariff means the tariff for the Termination of Calls set from time to time in accordance with Clause 3 of Schedule 6, the current version of which is at Schedule 6;


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         Territory means the area set out in Schedule 2, as amended by written agreement of the Parties from time to time; and

         VIN Hardware means all or any part of the hardware set out in the Operations Manual as necessary for the carriage or routing of Calls or of particular types of Calls between Participants known as VINs.

1.2      Reference to:

         (a)      one gender includes the other genders;

         (b)      the singular includes the plural and vice versa;

         (c) a Party includes the Party's executors, administrators, successors and permitted assigns; and

         (d) a statute, regulation or provision of a stature or regulation ("Statutory Provision") includes:

                  (1) that Statutory Provision as amended or re-enacted from time to time; and

                  (2) a statute, regulation or provision enacted in replacement of that Statutory Provision.

1.3 Headings are for convenience only and do not affect the interpretation, or form part, of this Agreement.

1.4      "Including" and similar expressions are not words of limitation.

1.5 Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

1.6      Schedule 3 sets out a broad overview of the operation of the Service.
         Schedule 3 is indicative only and does not impose any obligations on OZI.

2.       THE SERVICE

2.1 OZI hereby appoints Teltran as a non-exclusive provider of the Service in the Territory subject to the terms of this Agreement.

2.2      Teltran must:

         (a) use all reasonable endeavours to rollout or cause a rollout of the System in the Territory with reasonable diligence so as to have and maintain the ability to Terminate and Originate Calls to and from all points within the Territory accessible via any PSTN within the Territory;

         (b) ensure that all VIN Hardware and OZI Software used by it in relation to the Service is operated in accordance with the Operations Manual;

         (c) use all reasonable endeavours to rollout or cause a rollout of the System in the Territory with reasonable diligence so as to have and maintain the ability to route and carry Calls from and to any VIN Hardware operated by Teltran within the Territory to the VIN Hardware operated by any Participant; including the activation of prioritisation (except in the case of store and forward messages) to the extent technologically available, the establishment and maintenance of any internal systems and any connection to the Internet such that in all normal circumstances reasonable endeavours are taken to achieve the following targets:

                  (i) propagation delay of the signal is less than 280 milliseconds, that being a round trip `Ping' between any VIN POP within Teltran's network and the OZI Web site `www.ozemailphone.aust.com, which is geographically based in the USA;

                  (ii) variation in propagation delay of the signal is less than 50 milliseconds;

                  (iii)    interruption in signal is less than 400 milliseconds;
                           and

                  (iv)     packet loss is less than 3%;

         (d)      not operate any VIN Hardware outside the Territory;

         (e) charge OZI not more than the Termination Tariff for the Termination of any Call;

         (f) comply with the Operations Manual except in the case of manifest error in which case Teltran shall promptly notify OZI of the error;

         (g) ensure that at least 50% of Ports (and corresponding bandwidth to necessitate operation) held by Teltran are available for Termination of Calls on an aggregate basis over a 24 hour period;

         (h) maintain sufficient VIN Hardware to terminate Calls routed to it and to route Calls originated by it within the Territory under this Agreement such that a telephony grade of


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                  service of P.O2 (the probability of VIN Hardware being unable to accept a Call during the busiest hour of a day being no greater than two per cent (2%)) is maintained;

         (i) test VIN Hardware in accordance with any testing procedures set out in the Operations Manual;

         (j) not use VIN Hardware unless and until it has satisfied the requirements set out in the Operations Manual;

         (k) ensure that VIN Hardware at all times complies with any specifications set out in the Operations Manual;

         (l) provide OZI with remote access to Teltran's systems sufficient for OZI to enable OZI to verify Teltran's compliance with the technical aspects of its obligations under this Agreement, and otherwise as set out in the Operations Manual;

         (m) maintain a help desk service adequate to provide a quality and timely service to assist in resolving problems that Customers in the Territory have in relation to their Calls, accessible 24 hours per day;

         (n) subject to any applicable laws, use all reasonable endeavours to obtain privacy, data protection and other consents and approvals from each Customer as necessary or desirable to facilitate exchange of Call-related and billing data as contemplated by this Agreement; and

         (o) keep a sufficient stock of spare parts and/or replacement VIN Hardware, to adequately service the System, or as reasonably specified in the Operations Manual (if greater) to ensure it operates in accordance with this Agreement (in particular Clause 2.2(f)).

         (p) Provided Teltran complies with Clause 2.2a through 2.2o, Teltran will not be required to give any other warranty with respect the availability of Call Termination in the Territory.

2.3 Teltran shall indemnify OZI and all other Participants against all claims, losses, liabilities and expenses arising from a failure to obtain all privacy, data protection and other consents and approvals from Customers necessary or desirable to facilitate exchange of Call-related and billing data as contemplated by this Agreement.

2.4 Teltran must maintain sufficient competent trained staff and otherwise commit such other resources as are reasonably required to meet its obligations under this Agreement.

2.5 Teltran will be responsible for obtaining, at its cost, all permits, licences and approvals in the Territory associated with the performance of its obligations under this Agreement.

2.6 Teltran agrees that it shall comply with the guidelines relating to the operation of Closed Groups, as may be amended by OZI from time to time, subject to OZI providing reasonable prior written notice to Teltran from time to time of any proposed amendments.

2.7 The Customer Sample Terms & Conditions, as contained in Schedule 8, are deemed to be sufficient for those terms required to be entered in to between Teltran and its customers for provision of the Service.

3.       PURCHASE OF VIN HARDWARE FROM OZI

3.1 Orders for VIN Hardware may be placed with or through OZI. OZI may accept any order by notice to Teltran. If OZI cannot or will not fulfil HKTEL Canada's reasonable order for Node Hardware within forty two (42) days of acceptance of that order, HKTEL Canada's obligations under Clauses 2.2(a) and (c) shall be suspended until deliveries are made in accordance with that order.


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3.2      OZI will deliver VIN Hardware ordered under this Agreement and accepted by OZI to a carrier nominated by Teltran. All risk passes to Teltran on delivery to that carrier. Ownership does not pass until payment is made in full.

3.3 Subject to the Licence Agreement, OZI shall not charge Teltran more than its costs for VIN Hardware and its provisioning (if relevant), as set out in Schedule 5.

3.4 OZI must not unreasonably refuse any orders for VIN Hardware made by Teltran from time to time.

3.5      Teltran must:

         (a) comply with all reasonable directions given by OZI from time to time in relation to any technical aspect of the Service or any VIN Hardware; and

         (b) not use the VIN Hardware except in conjunction with equipment meeting the specifications set out in the Operations Manual; and

         (c) not use any other device or devices in substitution for VIN Hardware, save with OZI's prior written consent.

4.       OZI RESPONSIBILITIES

4.1 On notification of receipt of a Customer's Call by Teltran and nomination by a Customer of a specific Termination Point which OZI has advised is accessible using the Service, OZI must provide routing information to Teltran sufficient for the Call to be routed to that Participant. OZI does not warrant that Calls will be capable of successful Termination at any time or to any place.

4.2 OZI shall not enable Teltran to provide the Service commercially until Teltran has installed a minimum of 48 Ports in an operational manner which are to be installed as soon as possible after the date of this Agreement.

4.3      For the duration of the Term OZI must:

         (a) subject to Clause 4.2, provide the Service and the System as contemplated by this Agreement and in the manner set out in the Operations Manual;

         (b) during OZI's normal business hours, provide Teltran with reasonable assistance in installing and configuring VIN Hardware;

         (c) maintain an audit trail of Calls for a period of at least 1 year from the making and/or Termination of a Call and for at least 1 year after the expiry or earlier termination of this Agreement;

         (d) produce and provide to Teltran routing information for bill production;

         (e) co-operate with Teltran's technical staff in providing to Teltran support and assistance set out in the Operations Manual;

         (f)      maintain its network operations center 24 hours every day;

         (g) make available technical support to Teltran 24 hours every day including an escalation procedure for technical support to be set out in any specifications published by OZI from time to time (whether or not as part of the Operations Manual) in relation to support;

         (h) provide reasonable access to the Web interface for the Service for Teltran to customise Teltran's portion of the interface and provide to Teltran instructions relating to such customisation as part of the Documentation;

         (i) calculate and notify Teltran of the payments required by Teltran under this Agreement;

         (j) promptly (but in any case no later than 7 days of the relevant event) notify Teltran of the appointment or termination of the appointment of any other Participant; and

         (k) commit all reasonably available resources required to remedy any event within OZI's control that adversely affect the System as a whole, which may include a work around.

4.4 OZI shall, at the request of Teltran, use all reasonable efforts to modify any billing reports to a form reasonably requested by Teltran on the basis that Teltran shall pay to OZI an amount equal to the direct cost plus 10 percent of carrying out such work.

4.5      OZI's support obligations do not include on-site technical assistance.

4.6 OZI may agree to provide service beyond that set out in the Operations Manual or this Agreement at a price to be agreed between the Parties.

4.7 OZI must provide reasonable assistance to Teltran in obtaining and maintaining pursuant to Clause 2.5 any permits and approvals necessary for performance by Teltran of this Agreement.


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4.8      OZI will continue development practices in line with compliance of objectives designed to satisfy computing requirements for the Year 2000. OZI will conduct periodic testing to ensure these objectives are continually met.

4.9 Provide Teltran with a trial VIN network access period of 30 (thirty) days, during which time Teltran will be liable for all call termination costs. Teltran will provide OZI with a purchase order valued according to the price list in Schedule 5. OZI will invoice Teltran for the purchase order after the 30 day trial period or on signing this contract, whichever comes first. Further OZI will invoice Teltran for termination costs according to standard terms and conditions as describe herein. Following this trial period, Teltran will be liable for Service Fees according to standard terms and conditions as set out in Schedule 6 of this agreement.

5.       MANAGEMENT

5.1 The Parties must each appoint a business manager and technical manager. Each pair of managers must conduct project meetings at mutually agreed times during the term of this Agreement. Those meetings may be by telephone.

5.2 The business and technical managers have authority to make binding decisions on the day to day business or technical aspects of the Agreement respectively. For the avoidance of doubt, no Agreement or decision will be binding until and unless it is reduced to writing and is signed by a business or technical manager of each Party.

6.       FEES AND CHARGES

6.1      Under this Agreement:

         (a) the calculation of all billing information for charges incurred between OZI and Teltran may be carried out by OZI and/or Teltran;

         (b)      OZI will charge Teltran in respect of Calls originating in the
                  Territory:

                  (1)      a fee calculated under clause 6.2; and

                  (2) any amount to be remitted to another Participant for the Termination of Calls originating through Teltran.

6.2 The Service Fee for a period is the fee for provision of the Service and other support under this Agreement for a period and is the total of the aggregate of the fees payable for each Call originated in the Territory during that period calculated in accordance with clause 1 of
         Schedule 6 using, where appropriate, the time for each Call determined in accordance with clause 6.3.

6.3      The time for each Call for the purposes of clauses 6.2, 6.4 and
         Schedule 6 is the time of that Call (determined in minimum increments of six seconds rounded up) commencing from the time the cessation of ring-back from the Termination Point and concluding at the time that the Call originator hangs up.

6.4 Teltran acknowledges that it is in the interests of all Participants that termination costs be kept to a minimum and provided on a cost recovery basis only. If at any time OZI becomes able to arrange termination within the Territory for any Calls at a lower rate than the Termination Tariff charged by Teltran, then OZI may give notice to Teltran requiring Teltran to show cause to OZI within seven (7) days of that notice why termination should not be carried out by another person or means. Unless Teltran is able to demonstrate within that seven (7) day period that such alternative termination with its accompanying lower cost, is unlikely to be more attractive to callers, then OZI may commence utilisation of the alternative termination arrangements.

6.5 Notwithstanding Clause 6.4, Teltran acknowledges that it has no exclusivity in relation to the Termination of Calls in the Territory.

6.6 The Termination Fee for each Call is equal to the price for that Call (calculated in accordance with clause 6.3 and the Termination Tariff) charged to OZI by the party terminating the Call.

6.7 For each Call originating through VIN Hardware operated by Teltran and terminated through the use of the Service, Teltran must pay OZI the Termination Fee for that Call.


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6.8      OZI may amend the Termination Tariff in respect of Calls from time to time by written notice to Teltran as reasonably necessary to reflect the costs of Termination to OZI and other Participants of such termination provided that OZI shall give at least 5 days prior notice of any such change.

6.9 OZI will be responsible for remittance of amounts due and payable by OZI to other Participants which arise out of Terminations by other Participants of traffic originated by Teltran's Customers.

7.       RIGHT TO APPOINT RESELLERS

7.1 Teltran may appoint any entity in its sole and reasonable discretion as Resellers to assist in marketing the Service in the Territory, provided that:

         (a) the Reseller shall not promote or market the Service or the System outside the Territory;

         (b) the Reseller shall not market or promote the Service in the Territory other than in accordance with the Teltran marketing and promotion activities authorized under this Agreement; and

         (c) Teltran shall not directly benefit from the Reseller's market activities associated with a product or service that competes with the System or the Service. For purposes of this Section 7.1(c), examples of a product or service that does or does not compete with the Service or the System shall be established by the good faith negotiation and mutual agreement of the Parties.

         (d) Teltran will provide OZI with a copy of its standard Reseller Agreement, to be included in this contract as Schedule 7.

7.2 Teltran shall cause the appointment of any Reseller to be terminated promptly: after receipt of notice in writing from OZI where, in the reasonable opinion of OZI, Teltran has received a direct benefit as a result of the Reseller's promotion of a directly competitive system or service; or if Reseller fails to use all reasonable endeavours to market and promote the System or the Service or directly or indirectly disparages the System or the Service. Teltran shall notify OZI in advance of its intention to appoint any Reseller where the proposed Reseller or its Associates is providing or marketing a service that is competitive to the Service and shall take into account any reasonable comments of OZI in making such appointment.

7.3 Teltran agrees to appoint one or more Resellers in the Territory in accordance with Section 7.2 to ensure that the Service is promoted in respect of voice Calls to a minimum of 50,000 business users and/or 1,000,000 consumer users in the Territory within twelve (12) months of Commercial Launch.

7.4 Teltran shall be responsible for all acts and omissions of the Resellers in the performance of this Agreement as if those acts and omissions were its own.

8.       GENERAL PROVISIONS RELATING TO PAYMENT OF FEES AND CHARGES

8.1 Any payments due pursuant to this Agreement, including but not only amounts payable under Clause 6 may be netted off (set off) by OZI. Invoices will be for gross charges (ie not netted) and expressed in US dollars.

8.2 OZI may invoice Teltran each calendar month in arrears. Invoices shall be transmitted to Teltran by electronic mail or fax and are deemed received at the time of transmission (unless a non-delivery message is received). Invoices will not include all Call information which will be posted to appropriate web pages so that it can be accessed by Teltran in accordance with the Operations Manual.

8.3 Teltran shall pay to OZI any amount payable under Schedule 6 within 14 days of the end of the month in which the payment or benefit was obtained by Teltran.

8.4 All payments must be made by direct wire transfer into an account nominated in writing with communication of payment.

8.5 All fees and other payments under this Agreement must be made in United States dollars. Fees based on sales in other currencies are converted to dollars at the official closing rate of exchange for that currency in the U.S. market, as published in the Wall Street Journal on the last day of the relevant month (or if not published on that day, on the last day in that month that the Wall Street Journal (Western Edition) published that rate).

8.6 All amounts payable under this Agreement are exclusive of all withholding tax, sales tax, value added tax, goods and services tax, consumption tax, use tax or other taxes, customs, duties and similar levies if any, payable in or to any jurisdiction or authority whatsoever (other than taxes on
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         the net income of OZI). Where any payment would otherwise require deduction of any tax, custom, duty or levy Teltran must pay a grossed up amount such that, after any payment by Teltran in respect of those taxes, customs, duties or levies, OZI receives the amount calculated under this Agreement. Teltran shall then promptly pay all such withholdings and shall provide to OZI original receipts for such payment. OZI shall refund to Teltran any grossed up amount to the extent that it actually obtains relief, a benefit or credit including by offsetting the amount received against tax otherwise payable in respect of the withholdings paid by Teltran promptly after receipt of that relief, benefit or credit.

8.7 Overdue amounts accrue interest from the relevant due date until the date that payment is received at the rate which is the lesser of:

         (a) the LIBOR rate last quoted at the relevant due date plus 4 percent per year; and

         (b)      the greatest percentage permitted by applicable law.

9.       RECORDS

9.1 OZI's records and any invoices or statements of the total of the Calls in respect of any period are prima facie evidence of the information stated therein.

9.2 Each of the Parties in their principal place of business must keep, maintain and preserve during the term of this Agreement and for at least four (4) years following the expiration or earlier termination of this Agreement, complete and accurate records covering all transactions relating to this Agreement including transaction logs.

9.3 Those records must be available for inspection by the other Party from time to time for four (4) years following the expiration or earlier termination of the Agreement, during reasonable business hours and upon reasonable notice. Each Party may make copies of any part of the other Party's records and must ensure that the other Party is not hindered while inspecting or copying their records.

9.4 OZI may elect to conduct an audit of Teltran in relation to its compliance with this Agreement and the records it has kept in relation to it twice in any year and Teltran may elect to conduct an audit of OZI in relation to the payment of Termination Fees no more than twice in any year. The initiating Party must give the other Party at least 30 days' notice of any audit. For the purpose of conducting any audit, the requested Party must, at its own expense provide the initiating Party, or its independent auditors with:

         (a)      access to its premises and office space; and

         (b) all information, facilities, services and accessories reasonably required by them.

9.5 If an audit indicates a material inaccuracy (being variation of the greater of 5 per cent (or more) of net amounts payable between the Parties during the period covered by the audit and $50,000.00, the Party receiving the benefit of that inaccuracy must indemnify the other Party for the reasonable cost of the audit.

9.6 If an audit indicates an inaccuracy, the Party receiving the benefit of that inaccuracy must pay to the other Party any outstanding amount.

9.7 It is agreed that KPMG is deemed to be an acceptable auditor with respect the provisions contained in this Clause 9, provided KPMG operate within guidelines and practices considered acceptable to OZI. If otherwise OZI is at liberty to appoint another auditor.

10.      DOCUMENTATION

10.1 OZI may amend any Documentation from time to time by written notice to Teltran. OZI undertakes to make reasonable efforts to consult with Teltran in relation to any proposed changes to the Operations Manual and to give at least 30 days notice of such changes provided that OZI may shorten this period if, in its opinion, amendments must be made urgently to maintain the reputation, goodwill and/or integrity of the Service. OZI undertakes to act reasonably in relation to changes to the Documentation.

10.2 OZI shall supply updates to the Documentation to reflect improvements and rectification of errors and otherwise as required to reflect the appointment of new Participants.

10.3 OZI shall provide Documentation either by physical delivery or by posting the same on Web pages which can be accessed by Teltran or other agreed form of electronic communication.

10.4 All Documentation will be provided in English. OZI is not required to prepare translations of the Documentation into any other language.

10.5 Teltran may prepare translations of Documentation or any part of it into any other language. Teltran must ensure that all copyright and other intellectual property rights in any translation it prepares is vested in OZI. Teltran indemnifies OZI against any loss suffered as a result of any Person's use of Teltran's erroneous translations where any such loss is suffered as a direct result of a mistake in such transaction.

11.      WARRANTIES

11.1     OZI warrants, represents and agrees that:

         (a) all hardware and software media to be delivered to Teltran pursuant to this Agreement will be new, undamaged and unencumbered;

         (b) title to any hardware purchased by Teltran under this Agreement will pass to it upon payment in full therefore;

         (c) the VIN Hardware to be provided by it to Teltran under this Agreement and/or the Licence Agreement will materially and substantially comply with specifications set out in the Operations Manual (provided that Teltran acknowledges that its sole remedy for breach of this warranty will be to require repair or resupply of the non-conforming item);

         (d) it will use its best endeavours to ensure that the Documentation contains information sufficient that it will, by itself, be sufficiently comprehensive to enable relevant Teltran staff, suitably trained, to provide the Service in accordance with the Documentation;

         (e) all of OZI's employees and subcontractors providing services to Teltran under this Agreement will be suitably qualified, trained and experienced to do so; and

         (f) it will make spare parts for all VIN Hardware to be provided to Teltran pursuant to this Agreement, or comparable substitutes therefor for the Term, such spare parts to be provided on reasonable terms and conditions not materially different from the terms and conditions generally applying for the supply of spare parts to other Participants.

         The warranties given in this Clause are collectively and individually referred to as the Performance Warranty.

11.2 Teltran must provide OZI with all access to Teltran's premises and VIN Hardware reasonably necessary to correct or diagnose any reported error(s).

11.3 The Performance Warranty provided in Clause 11.1 does not apply to errors which are a result of:

         (a)      use of the Service outside the scope of this agreement;

         (b)      changes in, or modifications to the Service, or VIN Hardware;

         (c) use of the Service by any Person outside the scope of the Operations Manual;

         (d) use of data or software of third parties or with hardware which is incompatible with the Service unless that data, software, or hardware was recommended or otherwise approved in writing by OZI;

         (e) any changes to any component of any VIN Hardware, unless they were recommended by OZI in writing;

         (f) changes made to the specifications or Documentation by Teltran without the prior written approval of OZI; or

         (g) accident, physical, electric or magnetic stress, unauthorised alterations, modifications, or changes; failure of electrical power, environmental controls; or causes other than ordinary use provided that OZI shall use its best endeavours to minimise any errors or delays caused by the factors referred to in this subclause.

11.4 The Parties acknowledge that because of the nature of the technology and Networks, the Call quality of Calls transmitted over it may be less than that from the normal use of the PSTN.

11.5 Teltran acknowledges that OZI makes, has made, and, by the supply of the VIN Hardware will make, no representations in relation to the VIN Hardware's compliance with any local laws or regulatory requirements or that Teltran's use of that hardware will comply with any such requirements. Teltran will be responsible for obtaining homologation approvals at its own cost subject to the supply by OZI of test data and information available to it. OZI will, at the reasonable cost of Teltran, promptly provide such assistance which Teltran may reasonably request in order to obtain any necessary local approvals in connection with its use of the said hardware.

11.6 Teltran must not represent or warrant to any Person that the Service or any software program or related documentation:

         (a) will meet any performance criteria or any Participant's or any Customer's requirements except to the extent it is explicitly, or by necessary implication, stated to meet them within the Documentation;

         (b)      will be error free; or

         (c) will not be interrupted by reason of defect in it, the general nature of Internet communications or by reason of fault on the part of any Participant.

11.7 To the greatest extent possible under applicable law, Teltran expressly waives all representations, warranties or conditions not specifically set out in this Agreement including but not limited to implied representations, warranties or conditions of merchantable quality or fitness for a particular purpose and those arising by statute or otherwise in law or from course of dealing or usage of trade.

11.8 Each Party is responsible for the actions and omissions of its employees and agents who cause damage to the other, whether through fraud or otherwise. Each Party indemnifies and holds the other Party harmless from any and all damages caused by such persons.

11.9 Each Party warrants that it has full power to enter into this Agreement, perform its obligations under it and that the person signing this Agreement on its behalf has been duly authorised and empowered to enter into it. Each Party acknowledges that it has not been induced to enter into this agreement by any representations or statements, oral or written, not expressly contained in it or expressly incorporated by reference.

12.      LIMITATION OF LIABILITY

12.1     The limitation of liability provisions of this Agreement:

         (a) reflect an informed voluntary allocation of the risks (known and unknown) that exist in connection with the provision of goods and services under this Agreement by the parties including the performance of the Service:

         (b) take precedence over and apply notwithstanding any other provisions of this Agreement; and

         (c) form a material part of the Agreement reached between the Parties.

12.2 To the extent permissible by law, OZI has no liability under or in respect of this Agreement except as set out in it. Neither Party shall be liable to the other for any consequential damages suffered by the other, whether foreseeable or not, in contract or tort, arising out of a breach of this Agreement.

12.3 No action, regardless of form, arising out of this Agreement may be brought by Teltran more than two (2) years after the facts giving rise to the cause of action have occurred, regardless of whether those facts by that time are known to, or reasonably ought to have been discovered by Teltran.

12.4 OZI's aggregate liability for all actions in relation to this Agreement and/or the Licence Agreement is equal to the amount earned by OZI personally (not including Termination Fees) under this Agreement and the Licence Agreement in the first 24 months of the Term.

12.5 Except as expressly provided herein, in no event shall either party be liable for any claim for damages for loss of profit, loss of expected savings or consequential damages.

13.      TERM AND TERMINATION

13.1 This Agreement commences on the date of execution by the last of the Parties and continues in effect for a period of three (3) years unless otherwise terminated pursuant to the terms of this Agreement.

13.2     This Agreement may be terminated:

         (a) by Teltran, for a material breach of this Agreement by OZI, at Teltran's option, upon written notice if OZI has not cured the breach within 30 days after receiving written notice;

         (b) by OZI, for a material breach of this Agreement by Teltran, at OZI's option, upon written notice if Teltran has not cured a material breach within 30 days of receiving written notice. For the purposes of this Agreement and for the purposes of example only, any breach of Clause 2 by Teltran is a material breach of this Agreement; and

         (c) by either Party, upon the other Party coming under any form of administration (or a like event) or relief relating to insolvency (or a like event).

13.3     In addition to its other remedies under this Agreement:

         (a) OZI may suspend its performance under this Agreement, and disconnect Teltran from the Service, if Teltran is in arrears of any payment owing under this Agreement for 30 days or longer, and OZI has given to Teltran at least 14 days notice of its intention to suspend; and

         (b) Teltran may direct OZI to suspend the provision of the Service from a Participant where that Participant is in default of its obligation without reasonable cause (in the opinion of OZI) to pay Termination Fees in respect of Calls originated by that Participant and terminated by Teltran where such default has continued for a period of 30 days or longer and OZI has given to Teltran at least 14 days notice of its intention to suspend. OZI shall suspend such Service until such payment is made.

13.4 On termination and without prejudice to any other rights which the Parties may have:

         (a) each Party must immediately deliver to the other Party, the other Party's Confidential Information then in its possession or control, if any, and must deliver a certificate of an officer of such Party attesting that all Confidential Information has been returned;

         (b) each Party must not make any further use of the other Party's Confidential Information; and

         (c) each Party must immediately pay all sums owing to the other under this Agreement or as they subsequently become due; and

         (d) Teltran must take all reasonable steps to transfer to OZI or its nominee the benefit of all approvals and permits acquired by it specifically in relation to the System and the Service..

13.5     Clauses 2.3, 9.3, 11, 12, 13, 14, 15, 16, 17 and 19 shall survive termination of this Agreement.

14.      CONFIDENTIALITY

14.1 Each Party may use the Confidential Information of a disclosing Party only for the purposes of this Agreement and must keep confidential all Confidential Information of each disclosing Party except to the extent (if any) the recipient of any Confidential Information is required by law to disclose the Confidential Information.

14.2 Either Party may disclose Confidential Information of the other Party to those of its employees and agents who have a need to know the Confidential Information for the purposes of this Agreement but only if the employee or agent executes a confidentiality undertaking in a form approved by the other Party, such approval not to be unreasonably withheld.

14.3     This Clause survives the termination of this Agreement.

15.      OWNERSHIP OF PROPRIETARY RIGHTS

15.1 Teltran does not acquire any rights in, title to or interest in the Service or related Documentation, except as explicitly set out in this Agreement or in the Licence Agreement.

16.      INDEMNIFICATION

16.1 Teltran indemnifies OZI against any and all claims and liabilities, including reasonable legal fees, resulting from:

         (a) Teltran's modifications ( not approved in writing by OZI) to the Service;

         (b) any claim based upon Teltran's or the use through Teltran of the Service by a Customer of Teltran;

         (c)      any breach by Teltran of this Agreement; and

         (d) a failure by Teltran to comply with any applicable law in the Territory, save where resulting from the gross or wilful negligence of OZI, its agents or employees.

16.2 OZI indemnifies Teltran against any and all claims and liabilities, including reasonable legal fees, resulting from any breach by OZI of this Agreement.

17.      PUBLICITY

         Teltran and OZI must cooperate regarding public relations activities, including public announcements, joint press releases, and other activities to be mutually agreed.

18.      INTERDEPENDENCE WITH LICENCE AGREEMENT

18.1 This Agreement shall have no force and effect unless and until the Licence Agreement becomes binding between the Parties.

18.2 Any default under the Licence Agreement by Teltran shall constitute a default under this Agreement by Teltran and any default under the Licence Agreement by OZI shall be deemed to constitute a default under this Agreement by OZI.

18.3 Any circumstance justifying Teltran in terminating the Licence Agreement shall justify Teltran in terminating this Agreement and any circumstance justifying OZI in terminating the Licence Agreement shall justify OZI in terminating this Agreement.

19.      GENERAL PROVISIONS

Co-operation

19.1 The Parties must co-operate with each other to fulfil the purpose of this Agreement. Each Party must provide all reasonable assistance to the other in relation to the conduct of any litigation related to this Agreement. The costs of that assistance must be borne by the Party receiving the benefit of that litigation.

Notices

19.2 Any notice required for or permitted for this Agreement must be delivered as follows with notice deemed given as indicated:

         (a)      in writing by personal delivery when delivered personally;

         (b) in writing by overnight courier upon written verification of receipt;

         (c) by telecopy or fax transmission when confirmed by telecopier or fax transmission report;

         (d) in writing by certified or registered mail, return receipt requested, upon verification of receipt; or

         (e) by receipted electronic email to an email address of the other Party nominated for the receipt of notices under this Agreement.

Assignment

19.3 This Agreement is not assignable or transferable by Teltran except as expressly set out herein, without the prior written consent of OZI. Any attempt to assign this Agreement without that consent is void.

19.4 Teltran shall not suffer or allow a change in control of Teltran (without the prior written consent of OZI which must not be unreasonably withheld, conditioned or delayed) in any circumstance where an assignment of Teltran's interest in this Agreement to the Person acquiring control would not be permitted under this Agreement.

Subcontracting

19.5 OZI may subcontract any of its obligations under this Agreement without restriction. For the avoidance of doubt no subcontracting will relieve OZI of primary liability for any obligation it may have under this Agreement.

Agency

19.6 Neither Party is an employee or agent of the other Party. In particular, any work performed by OZI in connection with this Agreement is performed by OZI as an independent contractor, and not as an employee or agent of Teltran. Neither Party has the authority to, and neither Party shall, make any representation, prepare documents or statements on behalf of, or in the name of the other Party, give any warranties, accept any orders, enter into a contract on behalf of the other Party, or obligate the other Party in any manner, unless expressly authorised to so by this Agreement or in writing by the other Party.

Waivers And Amendments

19.7 No failure to exercise, and no delay in exercising, on the part of either Party, any privilege, any power or any rights under this Agreement will operate as a waiver of them, nor will any single or partial exercise of any right or power under this Agreement preclude further exercise of any other right under it. Any waivers or amendments are effective only if made in writing by non-pre-printed Agreements clearly understood by both Parties to be an amendment or waiver and signed by a representative of the respective Parties authorised to bind the Parties.

Severability

19.8 If any provision of this Agreement is held to be invalid or unenforceable, then the remaining provisions shall continue in full force and effect.

Consequence of Breach of the Other Party

19.9 If a Party breaches a term of this Agreement then to the extent that such breach renders compliance with any obligation by the other Party impossible, impractical or futile, the other Party shall be relieved from compliance with that obligation unless and until the breach is rectified.

Governing Law

19.10 This Agreement is governed by the laws in force in New South Wales, Australia, except with respect to the conflict of law provisions thereof. Each of the Parties agree that the courts of New South Wales have jurisdiction over the subject matter of this Agreement and constitute the most convenient forum for hearing any proceedings arising out of any dispute between the Parties.

19.11 Teltran hereby appoints [An Officer of the Company] of [Address] as its agent for the service of all documents, notices and legal proceedings and the service of all documents, notices and legal proceedings on [Officer of the Company] will be deemed to be served on Teltran.

19.12 The application of the United Nations Convention for the International Sale of Goods is expressly disclaimed.

19.13 The prevailing Party in any action to enforce this Agreement is entitled to recover costs and expenses including, without limitation, legal fees.

Force Majeure

19.14 An obligation of a Party under this Agreement is suspended during any period in which it is unable to perform that obligation for any reason beyond the reasonable control that Party or its associates, including but not limited to, acts of God, earthquake, labour disputes and strikes, riots, war, governmental requirements and the actions or omissions of the other Party (force majeure event). If the force majeure event extends for more than 21 days and there is an actual or threatened material disadvantage to either Party, it may, at its option, terminate this Agreement.

Entire Agreement

19.15 This Agreement including its Schedules constitutes the entire Agreement between the Parties with respect to its subject matter except as set out herein. This Agreement supersedes, and the terms of this Agreement govern any other prior or collateral Agreements with respect to its subject matter with the exception of the Telecommunications Services Agreement (including Schedules a through d) executed between Teltran and OZI 12 December 97 and any other subsequent agreements which may be entered into regarding the current re-filing relationship between Teltran and OZI. Any amendments to this Agreement must be in writing and executed by an officer of the Parties.

19.16 This Agreement has precedence over the Documentation to the extent of any inconsistency.

19.17 To the extent that any applicable law prohibits any provision of this Agreement that provision is to be read down to the extent necessary to comply with that law. Teltran must keep OZI informed of any such laws and their effect.

Executed by the Parties:

Teltran                                      OZEMAIL INTERLINE PTY LIMITED
                                                  (ACN 078 742 891)


By: /s/ Byron R. Lerner                      By: /s/ J. B. Rousselot
    -------------------------------              -------------------------------


Name: Byron R. Lerner                        Name: J. B. Rousselot
      -----------------------------                -----------------------------


Title: President and CEO                     Title: Director and CEO
       ----------------------------                 ----------------------------


Date: 10/2/98                                Date: 10/19/98
      -----------------------------                -----------------------------


                                   SCHEDULE 1

                                OPERATIONS MANUAL

Documents relating to the operation of the system are provided from the following web site:-

         https://www.ozemailphone.aust.com/voice/owa/login

OZI will provide Teltran with appropriate login access.

These documents are provided as Microsoft Word 97 files [or earlier versions], which will be updated from time to time to reflect any changes, modifications or provision of new features.